UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/03/2006

Wegener Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-11003

Delaware	81-0371341
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11350 Technology Circle
Duluth, Georgia 30136-1528
(Address of principal executive offices, including zip code)

770-623-0096
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On February 3, 2006, the Board of Directors of Wegener Corporation (the "Company") announced that, over the objections of directors David W. Wright and Jeffrey J. Haas, the board of directors approved an increase in the size of the board from seven members to nine members, and elected Robert A. Placek and Wendell H. Bailey as directors of the Company. Mr. Placek will serve as a Class II director for a term expiring in 2009 and Mr. Bailey will serve as a Class III director for a term expiring in 2007. Neither Mr. Placek nor Mr. Bailey has been named to serve on any committees of the Board. Mr. Placek was reelected as Chairman of the Board, also over the objections of Mr. Wright and Mr. Haas. On January 31, 2006, the board of directors elected Thomas G. Elliot as Vice Chairman of the Board.

David M. Placek is a Senior Software Engineer employed by Wegener Communications, Inc., a subsidiary of the Company ("WCI"). David M. Placek is the son of Robert A. Placek, Chairman of the Board, President and Chief Executive Officer of the Company. During the fiscal year ended September 2, 2005, David M. Placek received the following compensation from WCI: base annual salary of $70,555 (which is David M. Placek's current annual salary); cash bonus of $500; and Company 401(k) Plan matching contributions of $8,455.

Item 7.01.    Regulation FD Disclosure

On February 3, 2006, the Company issued a press release announcing the results of the Annual Meeting of the Stockholders. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On February 3, 2006, the Company also issued a press release announcing the increase in the number of Directors from seven to nine and the election of Robert A. Placek and Wendell H. Bailey as directors. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation

Date: February 03, 2006	By:	/s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated February 3, 2006 (Results of Annual Meeting of Stockholders)
EX-99.2	Press release dated February 3, 2006 (Election of Directors)